CONTRACT FOR SERVICES/EMPLOYMENT - DIRECTORS AND/OR C-LEVEL EXECUTIVES

AGREEMENT

between

TC BioPharm (North America), Inc., a Corporation incorporated in Delaware, Registered Number 5981742 and having its registered office at 700 Daniel Ellis Drive, Unit 14108
Charleston, SC 29412 (hereinafter called "the Company")
OF THE FIRST PART

and

BRYAN KOBEL, residing at 700 Daniel Ellis Drive, Unit 14108
Charleston, SC 29412 (hereinafter called "the Executive")
OF THE SECOND PART

DATED on this 15th day of June, 2021 and effective from said date

NOTE: This Contract of Employment is intended to remain in place until TCB lists on Nasdaq, at which point it will be Terminated and all remaining Nasdaq directors (Executive Chairman, CEO & CFO will concurrently be provided similar Contracts of Employment with the listed Company, which will include those matters set out in Schedule A.

WHEREAS the Company wishes to employ the Executive on the terms and conditions set out herein.

NOW IT IS HEREBY **AGREED** AS FOLLOWS:

1 Definitions

In this Agreement:

"the Group"	means TC BioPharm Limited, the Company and all (if any) of its subsidiaries from time to time and any holding

company from time to time of the Company, and any subsidiary of such holding company; and "Group Company" shall be construed accordingly.

"the Board" means the board of directors from time to time of the Company.

2 **Employment of the Executive**

2.1 The Company hereby undertakes to employ the Executive and the Executive hereby undertakes to serve the Company as Chief Executive Officer of TC BioPharm North America subject to the Company being entitled to change the title and functions of the Executive from time to time with the agreement of the Executive.

2.2 This Agreement shall notwithstanding the date or dates of this Agreement come into force on the commencement date ("the commencement date") which shall be formally defined in writing as soon as possible after the Executive has agreed termination provisions with his current employer ("Employer"). This Agreement shall continue in force from the commencement date and thereafter unless and until the Executive's employment hereunder shall be terminated by either party giving to the other written notice as after-mentioned, or subsequent terms are agreed between both parties. The Company or the Executive shall be entitled to terminate the Executive's employment hereunder on not less than twelve months' prior written notice, expiring on the last day of any month thereafter.

2.3 During the continuance of his employment hereunder the Executive shall hold office as a Board Director of the Company, or be employed as a C-Level Executive, and shall competently, faithfully and diligently perform the duties and exercise the powers from time to time assigned to or vested in him by the Company in relation to the business of the Company. Without prejudice to the foregoing generality, the Executive shall

2.3.1 unless prevented by ill-health or other incapacity carry out the duties incumbent upon him in terms of Clause 2.1 hereof as specified by the Board or otherwise;

2.3.2 comply with and conform to the lawful orders or directions from time to time given or made by the Board, shall well and faithfully serve the Company to the best of his knowledge, power and ability and shall use his best endeavours to promote the business and interests of the Company;

2.3.3 show the utmost good faith to the Company in all matters relating to the Company; and

2.3.4 devote his whole time and attention to the Company's business except during any holidays to which he is entitled and except during incapacity due to illness, injury, or other cause or as mutually agreed with the Company;

2.3.5 the Executive's normal working hours shall be from 9.00am until 5.00pm together with such further hours as may be necessary (without further remuneration) properly to discharge his duties hereunder. The Executive shall be entitled to retain his various regulatory licences.

2.4 The Executive's normal place of work shall be 700 Daniel Ellis Drive, unit 14108 Charleston, SC 29412 or any other such location in the USA as is deemed reasonable for the purposes of carrying out the Executive's duties. The Executive shall in the normal course of the Company's business be required to travel, including international travel and travel to visit the parent company in the UK for meetings with other Group Executives.

2.5 The Executive shall if and so long as the Board requires and without any further remuneration carry out his duties on behalf of any Group Company and act as a director or officer of any Group Company provided that the obligations and in particular the hours during which the Executive shall be required to perform services for any Group Company shall not be greater than those required of him but for the operation of this clause and in such circumstances where required an employment contract with said other Group Company shall be entered into between the parties on similar terms to this contract, unless modified by agreement.

3 Prohibited Activities

3.1 The Executive shall not without the written consent of the Company:

3.1.1 give any guarantee on behalf of the Company or any Group Company;

3.1.2 compromise or compound or (except upon payment in full) release or discharge any debt due to the Company or any Group Company;

3.2 The Executive represents and warrants to the Company and each Group Company that he is not bound by or subject to any court order, agreement, arrangement or undertaking which in any way restricts or prohibits him from entering into this Agreement or from performing his duties under it.

4 **Remuneration**

4.1 The Company shall pay or cause to be paid to the Executive in respect of his employment hereunder a salary at the rate of an annual salary of $275,000 (TWO HUNDRED AND SEVENTY-FIVE THOUSAND US DOLLARS), paid, as to 60% monthly instalment in cash in US Dollars and 40% monthly instalment deferred in US Dollars until the earlier of completion of a listing RTO or TC BioPharm Limited raising £10m (TEN MILLION POUNDS STERLING) of additional equity financing, with the deferred amount paid in 12 monthly instalments in US Dollars in line with similar terms in force for current executive salary deferrals for executives employed by other Group Companies. This is based on the time commitment noted at clause 2.4.5 above, which salary shall be payable in arrears on the last day of each month but shall be deemed to accrue at an equal rate from week to week. Such salary shall be reviewed annually by the Board's Remuneration Committee with effect from the January following the commencement date and thereafter in January each year and the said salary may be increased (but not decreased) as a result of such review by such amount, if any, as the Company may determine. The said salary shall be inclusive of all directors' fees (if any) to which the Executive may be entitled as a director or C-Level Executive of the Company and/or any Group Company and all remuneration which may become payable to him by or in respect of services rendered by him to any Group Company as a director or employee thereof and all such fees and/or remuneration which shall be so received

by the Executive shall forthwith be refunded by him to and for the benefit of the Company.

4.2 The Company may, but shall not be bound to, pay the Executive such additional remuneration by way of cash bonus related to the performance milestones of the Company defined below as the Board's Remuneration Committee may in its sole discretion think fit based on the Executive's performance against individual and executive board team objectives from time to time. A bonus pool shall be created for the executives with defined milestones and bonus ties for each executive, including the Executive signee to this document.

4.3 The Company shall reimburse to the Executive all pre-agreed travelling and subsistence expenses reasonably and properly incurred by him in or about the business of the Company or any relevant Group Company in accordance with the Group's expenses policy. Business class air travel, where reasonably practicable, in accordance with corporate policy, may be booked to travel to the UK and elsewhere as reasonably required to conduct the Executive's role effectively.

4.4 In the event of any variation of the remuneration payable to the Executive hereunder being made by mutual consent of the parties hereto, such variation shall not constitute a new agreement and the employment of the Executive hereunder shall continue subject in all respects to the terms and conditions of this Agreement with such variation as aforesaid.

4.5 In the event of the Executive becoming incapacitated through illness or injury and being for that reason absent from business he shall during such absence continue to receive his full remuneration hereunder unless and until his appointment is terminated in terms of Clauses 2.2 and 14.1.7 hereof, subject to the deduction of any sums which may be received by the Executive from any insurance policy effected by the Company for his benefit in the event of incapacity and any deductions required for purposes of statutory sick pay.

4.6 The Executive consents to the deduction of any sums owing by him to the Company at any time from his salary or any other payment due from the Company to him. The

Executive also agrees to make any payment to the Company of any sums owed by him to the Company upon demand by the Company at any time.

5 **Holidays**

5.1 Inclusive of any US federal and state national holidays, the Executive shall be entitled to 6.4 weeks' holiday (32 days) in each calendar year to be taken at times and frequencies agreed with the Executive Chairman and/or The Board.

5.2 If, on the termination of his employment, the Executive has exceeded his accrued holiday entitlement, the value of such excess, calculated on a pro rata basis for each completed calendar month of service during the relevant year may be deducted from any sums due to him and if there are no such sums due, the Executive shall repay such excess to the Company on such termination. If the Executive has any unused holiday entitlement, the Company may either require the Executive to take such unused holiday during any notice period or make a payment to him in lieu of it, calculated as above.

5.3 Holiday entitlement for one holiday year cannot be taken in subsequent years unless otherwise agreed by the Board. Failure to take holiday entitlement in the appropriate holiday year will lead to forfeiture of any accrued holiday not taken without any right to payment in lieu of it.

6 **Pension, Health Insurance, Life Assurance, and Taxation Compliance**

6.1 The Executive shall be entitled to participate in any pension scheme established by or on behalf of the Company and if he participates shall be obliged to make the yearly contribution required by the rules of the Scheme. The Executive shall also be entitled to participate in any health insurance and life assurance schemes established by or on behalf of the Company, subject to the Group's policies at all times.

6.2 The Company will provide reasonable assistance to the Executive with regard to international employment law and taxation compliance as this relates to the location of the Company and to the Executive's employment.

7 Inventions

7.1 Any discovery or invention or secret process made or discovered by the Executive (either alone or with any other person) during the continuance of his appointment hereunder in connection with or in any way affecting or relating to the business of the Company or any Group Company or in the opinion of the Board capable of being used or adapted for use therein or in connection therewith shall be forthwith disclosed to the Company and shall (except to the extent provided otherwise by Section 39 of the Patents Act 1977) be the absolute property of the Company.

7.2 The Executive shall if and whenever required so to do by the Company at the expense of the Company apply or join with the Company in applying for patent or other protection in any part of the world for any such discovery, invention or process as aforesaid and shall at the expense of the Company execute and do or procure to be executed or done all instruments and things necessary for vesting the said letters patent or other protection when obtained and all right, title and interest to and in the same in the Company or in such person as the Company may require and the Company shall (and shall procure that any such other person shall) hold the same and all such right, title and interest to and in the same upon trust for itself and (to the extent that he is entitled thereto by Section 39 of the Patents Act 1977) the Executive according to its and his respective interests therein.

7.3 The Executive irrevocably and unconditionally waives all rights under [the relevant US copyright, designs, and patents Act] in connection with his authorship of any existing or future copyright work in the course of his employment hereunder, in whatever part of the world such rights may be enforceable including, without limitation:

7.3.1 the right conferred by [the relevant section of the relevant US copyright, designs, and patents Act] to be identified as the author of any such work; and

7.3.2 the right conferred by [the relevant section of the relevant US copyright, designs, and patents Act] not to have any such work subjected to derogatory treatment.

8 Confidentiality

Except with the prior written consent of the Company or as required by a court of competent jurisdiction, the Executive shall not during his employment hereunder or at any time after the termination thereof, for whatever reason, disclose and shall use his best endeavours to prevent the publication or disclosure to any person, firm or company of any secret or confidential information, knowledge or data which may come to his knowledge during his employment hereunder and which relates to the business, finances, affairs or customers of the Company or any Group Company. The Executive shall not use and shall procure that no third party uses any of such secret or confidential information at any time after the determination, for whatever reason, of his employment hereunder.

9 **Misrepresentation**

The Executive as a separate agreement hereby agrees that he will not either solely or jointly with or as manager or agent for any other person, firm or company, directly or indirectly at any time after the termination, for whatever reason, of his employment hereunder represent himself as being in any way connected with the Company or any Group Company.

10 **Undertaking**

The Executive will not during the period of 12 months following the termination of his employment hereunder either on his own account or for any other person, firm or company and in competition with the Company directly carry on or be engaged in or concerned with any business anywhere in the world which competes with the business of the Company or any Group Company existing as at the date of termination of the Executive's employment hereunder and with which the Executive shall have been directly concerned PROVIDED THAT nothing contained in this clause shall preclude the Executive from holding at any time any shares or loan capital (not exceeding one per centum of the shares or loan capital of the class concerned for the time being in issue) in any company whose shares are listed or dealt in on a recognised Stock Exchange.

11 **Non-solicitation**

The Executive, during the period of 6 months following the determination of his employment hereunder shall not either on his own account or for any person firm or company directly or indirectly solicit or interfere with or endeavour to entice away from the Company or any Group Company the custom of or provide goods or services of any description to any person, firm or company who or which at the date of termination as aforesaid or who or which in the period of 12 months immediately prior to such date was a customer or client of or in the habit of dealing with the Company or any Group Company or endeavour to prevent any such person firm or company from continuing so to deal.

12 **Non-enticement**

The Executive, during the period of 6 months following the determination of his employment hereunder shall not either on his own account or for any other person firm or company solicit the services of or endeavour to entice away from the Company or any Group Company any director employee or consultant of the Company or any Group Company (whether or not such person would commit any breach of his contract of employment or engagement by reason of leaving the service of such company) nor shall the Executive knowingly employ or aid or assist in or procure the employment by any other person firm or company of any such person.

13 **Severability**

It is hereby declared that each of the restrictions contained in Clauses 8, 9, 10, 11 and 12 is a separate restriction and each is considered reasonable by the parties. Notwithstanding this, if a court of competent jurisdiction shall determine that any of such restrictions is void because of unreasonableness, the parties agree to accept such modification as to the area, extent or duration of the restriction concerned as the Court may see fit to impose as a condition of validating the restriction.

14 **Termination**

14.1 In all or any of the following cases, the Company may terminate forthwith the Executive's employment hereunder by written notice whereupon the Executive shall

not be entitled to any further payment under this Agreement except such accrued sums as shall then be due to him, calculated on a day-to-day basis:

14.1.1 if the Executive shall become apparently insolvent or is declared bankrupt or enters into a composition with or trust deed for his creditors (or equivalent in any jurisdiction);

14.1.2 if the Executive is in material breach of any provision of this Agreement;

14.1.3 if the Executive shall be imprisoned for an offence of any sort for any reason (but not if he shall be remanded in custody);

14.1.4 if the Executive commits any act of fraud (whether or not directed against the Company or any Group Company);

14.1.5 if the Executive shall be found or become of unsound mind as evidenced by a suitably qualified independent medical practitioner;

14.1.6 if the Executive shall fail to carry out the reasonable instructions of the Board;

14.1.7 if the Executive shall be unable through ill-health, accident or other cause to fulfil his duties hereunder for any period or periods amounting in aggregate to 26 weeks in any consecutive period of 52 weeks.

14.1.8 If the Executive shall knowingly act contrary to his fiduciary duties to the Company resulting in the Company or any Group Company suffering significant loss or damage.

Termination as aforesaid shall be without prejudice to any right the Company may then have in respect of any antecedent breach by the Executive of any of the provisions of this Agreement and without prejudice to the generality of the foregoing any obligations on the part of the Executive under Clauses 8, 9, 10, 11 and 12 hereof, which shall be continuing obligations.

14.2 The Executive shall promptly whenever requested by the Company and in any event upon the termination of his employment (howsoever caused) with the Company deliver up to the Company all lists of clients, correspondence and all other documents, papers and records belonging to the Company or any Group Company or any copies thereof which may have been prepared by him or have come into his possession in the course of his employment with the Company and any copies thereof, and the Executive shall not be entitled to and shall not retain any copies thereof. Title and copyright therein shall be vested in the Company or the relevant Group Company as the case may be.

14.3 Upon the termination of his appointment hereunder, howsoever caused, the Executive shall upon written request forthwith resign any position in or office of the Company or any Group Company, without claim for compensation, and should he fail to do so the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign any documents and do any acts necessary to effect such resignation.

14.4 If the Company, acting reasonably, believes that it may have a right to terminate the Executive's appointment pursuant to Clause 14.1 above, it shall be entitled (but without prejudice to its rights subsequently to terminate his appointment on the same or any other ground) to suspend the Executive on full pay and contractual benefits during the period of any enquiry or investigation into the circumstances giving rise to such belief.

14.5 If the Executive has a fundamental disagreement with a Board directive or instruction, on reasonably held moral or ethical grounds, which if not followed, would have material impact to the effective conduct of his duties, he shall have the right to appeal to the Remuneration Committee of the Board and if, after due process has failed to identify a way forward, the Executive concludes, upon 60 days' notice to the Board, that he has no reasonable option but to resign, and he does so; or if employment is terminated without justifiable cause by the Board; severance of six months shall be paid due upon resignation, without limiting his entitlement, if any, for further compensation under the terms of this Agreement.

15 Take-over, Reconstruction, or Amalgamation

If the Company shall undergo any process of reconstruction or amalgamation (whether or not involving the liquidation of the Company) or in the event that a third party has acquired or agreed to acquire the whole or substantially the whole of the undertaking and assets of the Company or any holding company of the Company or owns or has agreed to acquire not less than 90 per cent of the equity share capital of the Company or any holding company of the Company and the Executive shall be offered employment by the successor or proposed successor to the Company or any Group Company or such third party on terms no less favourable to those under this Agreement whether as to duties, responsibilities, remuneration or otherwise and the Executive does not accept such offer within one month of it being made, then the Company may terminate this Agreement:

15.1 by giving the Executive such notice (if any) as would be required contractually or to comply with the relevant federal or US national state legislation; or

15.2 forthwith on paying the Executive the sum to which he would be entitled (if any) during the notice (if any) to be implied into this Clause 15 by virtue of Section 86(3) and 87 of the Employment Rights Act 1996,

provided that such notice is served or payment is made within one month after the written refusal by the Executive to accept the employment offered in terms of this Clause 15 or the expiry of the first one-month period (whichever is the earlier) and the Executive shall have no claim against the Company in respect of such termination.

16 Former Contracts of Employment

This Agreement shall be in substitution for any previous contracts, whether by way of letters of appointment, agreements or arrangements, whether written, oral or implied, relating to the employment of the Executive or any affiliated personal service company where the Executive is the sole director (including all bonus arrangements), which shall be deemed to have been terminated by mutual consent as from the date of this Agreement and the Executive acknowledges to the Company for itself and on behalf of each Group Company that he has no outstanding claims of any kind against the Company or any Group Company in respect of any such contract.

17 Access to E-mail and the Internet

17.1 The Executive shall have access to e-mail and the internet for the better performance of his duties provided that the Executive shall not send any e-mails of a defamatory or abusive nature or which constitute sexual, racial or any other form of harassment. The Executive shall not knowingly download or access any pornographic or other offensive material and the Executive indemnifies the Company during and after his employment against all liability and costs (including legal costs) resulting from the Executive's breach of this Clause.

17.2 The Company reserves the right to monitor e-mail / internet activity by the Executive. Monitoring will only be carried out to the extent permitted or required by law and as necessary and justifiable for business purposes. The Company reserves the right to retrieve the contents of messages or check searches which have been made on the internet for the foregoing purposes.

18 Data Protection Compliance

For the purposes of relevant US and relevant US and relevant international data protection regulations and laws, the Executive consents to:

18.1 the Company holding and processing personal data concerning him for any legitimate purpose connected with his employment;

18.2 the Company holding and processing personal data concerning his racial, ethnic origin or religious beliefs and his health, for the purposes respectively of monitoring the operation of the Company's equal opportunities policy and of compliance with the Company's legal obligations in relation to statutory sick pay and to take decisions as to his fitness to work;

18.3 the Company holding and processing information about him relating to any criminal proceedings in which he has been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties; and

18.4 the Company making such information available to the Group, those who provide products or services to the Company (such as advisers and payroll administrators),

regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of the Company or the business in which he works.

19 **Notices**

Any notice to be given hereunder shall be given in writing and may be given either personally or may be sent by post and addressed in the case of the Company to its registered office from time to time and in the case of the Executive to his last known home address. Any notice given by post shall be deemed to have been served at the expiration of twenty-four hours after the same is posted and in proving such service by post it shall be sufficient to prove that the envelope containing the same was properly addressed and marked as a pre-paid recorded delivery first class letter.

20 **Grievance Procedure and Disciplinary Rules**

If the Executive shall have any grievance relating to his employment hereunder he shall state the same in writing to the Board whose determination on this issue shall be final. The disciplinary rules applicable to the Executive are available on request from the Group.

21 **Conflicts of Interest**

In the event that a potential conflict of interest may arise (or has arisen) which may be reasonably expected to interfere with the Executive's decision-making in relation to his executive or fiduciary responsibilities to the Company or any Group Company, the Executive will immediately make the Board of the Company aware of said potential conflict and adhere to any reasonable mitigation strategy proposed by the Board.

22 **Governing Law**

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its rules of conflict of laws. The parties hereto hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in such state (the "Delaware

Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

IN WITNESS WHEREOF these presents typewritten on this and the twelve preceding pages are executed as follows:

Executed for and on behalf of **TC BioPharm (North America), Inc.**

at on 2021
by Dr Michael Leek (Non-Executive Director)

before the undernoted witness:- ....

....Witness Signature

....Full Name

....Address

....

Executives signature on following page

Executed by the said C-Level Executive, Bryan Kobel

at on 2021

before the undernoted witness:- ....

.... Witness Signature

.... Full Name

.... Address

....

SCHEDULE A

Upon a listing of the Company, or its parent company, or, in the case of a reverse take-over transaction, where the Company or the parent company becomes the successor listed entity, subject to relevant approvals by the then listed company's directors or shareholders (as appropriate) the Executive shall become the Chief Executive Officer of the Holding Company under the terms of a new service contract, which shall comply in all material respects with the requirements of Nasdaq (or the relevant exchange), relevant state and federal law and SEC requirements; and shall include the right to participate, along with other executive officers of the listed company and its subsidiaries, in a group option plan to be approved by the Remuneration Committee of the listed entity; and which, for the avoidance of doubt shall include the initial grant of vested share options with a value within a range of $100,000 - $500,000 (based on post money valuation of listing, currently anticipated to be $150,000,000) for each such executive officer, including the Executive; and such future performance share option awards as shall be determined by the relevant Remuneration Committee

TC BIOPHARM

SERVICE AGREEMENT

between

TC BioPharm (North America), Inc.

and

Bryan Kobel

TC BioPharm (North America), Inc.
700 Daniel Ellis Drive, Unit 14108
Charleston, SC 29412